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                                                                   (LOGO) FIPCO

                               EXHIBIT 3

                             BUSINESS NOTE
                   (Use only for business purpose loans)

U.S. TRAFFIC CORPORATION AND
MYERS ACQUISITION CORP., AS CO-BORROWERS    APRIL 12, 2001     $1,000,000.00
----------------------------------------   ---------------   -----------------
             (MAKER)                         (DATE)

1. PROMISE TO PAY AND PAYMENT SCHEDULE. The undersigned ("Maker", whether one or more) promises to pay to the order of ASSOCIATED BANK CHICAGO ("Lender") at 200 E. Randolph Dr., Chicago 60601, Illinois, the principal sum of $1,000,000.00:
[Check (a)(b)(c) or (d); only one shall apply:]
(a) / / Single Payment. In one payment on N/A, plus interest payable as set forth below.
(b) / / Installments of Principal and Interest, in N/A equal payments of $N/A due on N/A, and on
        / / the same day(s) of each N/A month thereafter / / every 7th day thereafter, / / every 14th day thereafter, PLUS a final payment of the unpaid balance and accrued interest due on N/A, all subject to modification as set forth in 2(b) below, if applicable. All payments include principal and interest.
(c) /X/ Installments of Principal, in 16 equal payments of principal of $31,250.00 due on JUNE 12, 2002, and on
        /X/ the same day(s) of each third month thereafter / / every 7th day thereafter / / every 14th day thereafter, PLUS a final payment of the unpaid principal due on APRIL 12, 2006, PLUS interest payable as set forth below.
(d) / / Other.   N/A

2. INTEREST CALCULATION. This Note bears interest on the unpaid principal balance before maturity:
[Check (a) or (b); only one shall apply.]
(a) / / Fixed Rate. At the rate of N/A % per year.
(b) /X/ Variable Rate. At the annual rate which is equal to the following
        Index Rate. /X/ plus / / minus 1,500* percentage points. ("Note Rate"), and the Note Rate shall be adjusted as provided below. The Index Rate is: (*NOT TO EXCEED 7.5%)
        / / The prime rate / / The reference rate / / The base rate adopted by / / Lender / / N/A from time to time as its base or reference rate for interest rate determinations. The Index Rate may or may not be the lowest rate charged by Lender.
        /X/ THREE MONTH LIBOR AS PUBLISHED IN THE WALL STREET JOURNAL

        The Initial Note Rate is 6.310%. An adjustment in the Note Rate will result in an increase or decrease in (1)/ /the amount of each payment of interest, (2)/X/the amount of the final payment,
        (3)/ /the number of scheduled periodic payments sufficient to repay this Note in substantially equal payments, (4)/ /the amount of each remaining payment of principal and interest so that these remaining payments will be substantially equal and sufficient to repay this Note by its scheduled maturity date, (5)/ /the amount of each remaining payment of principal and interest (other than the final payment) so that these remaining payments will be substantially equal and sufficient to repay this Note by its scheduled maturity date based on the original amortization schedule used by Lender, plus the final payment of principal and interest, or (6)/ / N/A.

        In addition, Lender is authorized to change the amounts of periodic payments if and to the extent necessary to pay in full all accrued interest owing on this Note. The Maker agrees to pay any resulting payments or amounts. The Note Rate shall be adjusted only on the following change dates: / / the first day of each month / / each scheduled payment date / / as and when the Index Rate changes /X/ QUARTERLY, AS OF THE FIRST CALENDAR DAY OF THE QUARTER
Interest is computed:
(c)/X/ For the actual number of days principal is unpaid on the basis of /X/ a 360 day year / / a 365 day year.
(d)/ / For the number of days principal is unpaid on the basis of a 360 day year, counting each day as 1/30th of a month and disregarding differences in lengths of months and years.
Unpaid principal and interest bear interest after maturity until paid (whether by acceleration or lapse of time) at the rate /X/ which would otherwise be applicable plus 5.000 percentage points / / of N/A % per year, computed on the same basis as the interest rate before maturity.
3. INTEREST PAYMENT. Interest is payable on JUNE 12, 2001, and on /X/ the same day of each third month thereafter, / / every 7th day thereafter, / / every 14th day thereafter, and at maturity, or, if box 1(b) is checked, at the times so indicated.
4. OTHER CHARGES. If any payments (other than the final payment) is not made on or before the 10th day after its due date, Lender may collect a delinquency charge of 5.00% of the unpaid amount. Maker agrees to pay a charge of $15.00 for each check presented for payment under this Note which is returned unsatisfied.
5. PREPAYMENT. Full or partial prepayment of this Note /X/ is permitted at any time without penalty / /.
6. DEFAULT AND ENFORCEMENT. Upon the occurrence of any one or more of the following events of default: (a) Maker fails to pay any amount when due under this Note or under any other instrument evidencing any indebtedness of Maker to Lender, (b) any representation or warranty made under this Note or information provided by Maker to Lender in connection with this Note is or was false or fraudulent in any material respect, (c) a material adverse change occurs in Maker's financial condition, (d) Maker fails to timely observe or perform any of the covenants or duties contained in this Note, (e) any guarantee of Maker's obligations under this Note is revoked or becomes unenforceable for any reason, (f) Maker or a surety or guarantor of this Note dies or ceases to exist, (g) an event of default occurs under any agreement securing this Note, or (h) Lender deems itself insecure, then the unpaid balance shall, at the option of Lender, without notice, mature and become immediately payable. The unpaid balance shall automatically mature and become immediately payable in the event any Maker, surety, indorser or guarantor becomes the subject of bankruptcy or other insolvency proceedings. Lender's receipt of any payment on this Note after the occurrence of an event of default shall not constitute a waiver of the default or the Lender's rights and remedies upon such default. To the extent not prohibited by law, Maker consents that venue for any legal proceeding relating to collection of this Note shall be, at Lender's option, the county in which Lender has its principal office in this state, the county in which any Maker resides or the county in which this Note was executed.
7. RIGHTS OF LENDER. Without affecting the liability of any Maker, indorser, surety, or guarantor, Lender may, without notice, accept partial payments, release or impair any collateral security for the payment of this Note or agree not to sue any party liable on it. Lender may apply prepayments, if permitted, to such future installments as it elects. Lender may without notice to Maker apply payments made by or for Maker to any obligations of Maker to Lender. Without affecting the liability of any indorser, surety or guarantor, Lender may from time to time, without notice, renew or extend the time for payment.
8. OBLIGATIONS AND AGREEMENTS OF MAKER. The obligations under this Note of all Makers are joint and several. All Makers, indorsers, sureties, and guarantors agree to pay all costs of collection before and after judgment, including reasonable attorneys' fees (including those incurred in successful defense or settlement of any counterclaim brought by Maker or incident to any action or proceeding involving Maker brought pursuant to the United States Bankruptcy Code) and waive presentment, protest, demand and notice of dishonor. Maker agrees to indemnify and hold harmless Lender, its directors, officers, employees and agents, from and against any and all claims, damages, judgments, penalties, and expenses, including reasonable attorneys' fees, arising directly or indirectly from credit extended under this Note or the activities of Maker. This indemnity shall survive payment of this Note. Each Maker acknowledges that Lender has not made any representations or warranties with respect to, and that Lender does not assume any responsibility to Maker for, the collectability or enforceability of this Note or the financial condition of any Maker. Each Maker has independently determined the collectability and enforceability of this Note. Maker authorizes Lender to disclose financial and other information about Maker to others.
9. INTERPRETATION. The validity, construction and enforcement of this Note are governed by the internal laws of Illinois. This Note is intended by Maker and Lender as a final expression of this Note and as a complete and exclusive statement of its terms, there being no conditions to the enforceability of this Note. This Note may not be supplemented or modified except in writing. This Note benefits Lender, its successors and assigns, and binds Maker and Maker's heirs, personal representatives, successors and assigns. Invalidity or unenforceability of any provision of this Note shall not affect the validity or enforceability of any other provisions of this Note.

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        THIS NOTE INCLUDES ADDITIONAL PROVISIONS ON REVERSE SIDE.

                                       U.S. TRAFFIC CORPORATION          (SEAL)
                                       ----------------------------------------

                                       ----------------------------------------
                                                 (Type of Organization)

                                       BY: /s/ Walter Rogers             (SEAL)
                                       ----------------------------------------

                                       MYERS ACQUISITION CORP.           (SEAL)
                                       ----------------------------------------

Address:   9603 JOHN ST.               BY: /s/ Walter Rogers             (SEAL)
                                       ----------------------------------------

                                                                         (SEAL)
      SANTA FE SPRINGS, CA 90670       ----------------------------------------

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                            FOR LENDER CLERICAL USE ONLY

                                                835/A2E/LARRY J. SOKOLSKY
                                                -------------------------
                                                      LOAN OFFICER